Exhibit 3.9
STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION
•	First: The name of this Corporation is McJunkin-Puerto Rico Corporation.

•	Second: Its Registered office in the State of Delaware is to be located at 615 South Highway Street, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is Capitol Services, Inc.

•	Third: The purpose of the corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total authorized capital stock of this corporation is Dollars ($ ) divided into 1,000 shares of $1.00 Dollars ($ ) each.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name	H.B. Wehrle, III
Mailing Address	835 Hillcrest Drive
Charleston, WV Zip Code 25311
•	I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 8th day of June, A.D. 2004.

BY:	/s/ H.B. Wehrle, III (Incorporator)

NAME:	H.B. Wehrle, III (Type or Print)

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:45 AM 06/09/2004
FILED 10:45 AM 06/09/2004
SRV 040426312 - 3813784 FILE